Exhibit 21.1

Subsidiaries of the Registrant

The following entities are expected to be subsidiaries of the Registrant upon completion of the Spin-Off (as defined in the information statement attached as Exhibit 99.1 to the registration statement of which this Exhibit 21.1 is a part). The names of other entities that are expected to be subsidiaries of the Registrant are omitted. Such subsidiaries would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary within the meaning of Item 601(b)(21)(ii) of Regulation S-K.

Name of Subsidiary	Jurisdiction of Incorporation

AI PNW Inc.	Washington
Amrize Finance Switzerland GmbH	Switzerland
Amrize Holdings Switzerland GmbH	Switzerland
Elevate North America IP GmbH	Switzerland
Geocycle Canada Inc.	Canada
Geocycle LLC	Michigan
Herbert Malarkey Roofing Company	Oregon
Holcim – ACM Management, Inc.	Delaware
Holcim – MAMR, Inc.	Illinois
Holcim – MAR, Inc.	Maryland
Holcim – MWR, Inc.	Minnesota
Holcim – NER, Inc.	Massachusetts
Holcim – SOR, Inc.	Texas
Holcim – SWR, Inc.	Nevada
Holcim – WCR, Inc.	Colorado
Holcim (US) Inc.	Delaware
Holcim Finance US LLC	Delaware
Holcim Participations (US) Inc.	Delaware
Holcim Solutions and Products US, LLC	Indiana
Innocon Partnership (55%)*	Ontario (Canada)
Jamaica Aggregates Limited (95%)*	Jamaica
Lafarge Canada Inc.	Canada
Lafarge PNW Inc.	Delaware
North America Shared Services S.A.S.	Colombia

*	The Registrant owns a less than 100% equity interest in the entity.